EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Quantity
4/1/2013	Sale	$ 20.3259	1	11000
4/2/2013	Sale	$ 19.9334	2	4275
4/3/2013	Sale	$ 19.1214	3	10082
4/4/2013	Sale	$ 19.0536	4	14000
4/5/2013	Sale	$ 18.8124	5	6100
4/8/2013	Sale	$ 18.7231	6	6500
4/9/2013	Sale	$ 19.1346	7	14900
4/10/2013	Sale	$ 19.5160	8	13349
4/12/2013	Sale	$ 18.6372	9	19000
4/15/2013	Sale	$ 18.3814	10	10124
4/16/2013	Sale	$ 18.0060	11	7019
4/23/2013	Sale	$ 18.2400	12	4000
5/3/2013	Sale	$ 18.0314	13	13900
5/6/2013	Sale	$ 18.1308	14	11200
5/9/2013	Sale	$ 18.0017	15	11100
5/10/2013	Sale	$ 18.2213	16	26781
5/13/2013	Sale	$ 18.2109	17	11000
5/14/2013	Sale	$ 18.8598	18	10500
5/15/2013	Sale	$ 19.1618	19	10122
5/16/2013	Sale	$ 18.9722	20	11500
5/17/2013	Sale	$ 19.0778	21	10399
5/23/2013	Sale	$ 19.0385	22	7322
5/24/2013	Sale	$ 19.1665	23	24586
5/28/2013	Sale	$ 19.8653	24	8300
5/29/2013	Sale	$ 19.9378	25	10010
5/30/2013	Sale	$ 19.8925	26	7699

1 This transaction was executed in multiple trades at prices ranging from $20.10 – 20.70.
2 This transaction was executed in multiple trades at prices ranging from $19.85 – 20.04.
3 This transaction was executed in multiple trades at prices ranging from $18.74 – 19.40.
4 This transaction was executed in multiple trades at prices ranging from $18.95 – 19.23.
5 This transaction was executed in multiple trades at prices ranging from $18.65 – 18.94.
6 This transaction was executed in multiple trades at prices ranging from $18.70 – 18.76.
7 This transaction was executed in multiple trades at prices ranging from $18.90 – 19.50.
8 This transaction was executed in multiple trades at prices ranging from $19.39 – 19.65.
9 This transaction was executed in multiple trades at prices ranging from $18.38 – 18.81.
10 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
11 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
12 This transaction was executed in multiple trades at prices ranging from $18.17 – 18.30.
13 This transaction was executed in multiple trades at prices ranging from $18.00 – 18.38.
14 This transaction was executed in multiple trades at prices ranging from $18.05 – 18.40.
15 This transaction was executed in multiple trades at prices ranging from $18.00 – 18.04.
16 This transaction was executed in multiple trades at prices ranging from $18.03 – 18.46.
17 This transaction was executed in multiple trades at prices ranging from $18.20 – 18.24.
18 This transaction was executed in multiple trades at prices ranging from $18.50 – 18.96.
19 This transaction was executed in multiple trades at prices ranging from $19.04 – 19.50.
20 This transaction was executed in multiple trades at prices ranging from $18.74 – 19.07.
21 This transaction was executed in multiple trades at prices ranging from $19.00 – 19.29.
22 This transaction was executed in multiple trades at prices ranging from $19.00 – 19.10.
23 This transaction was executed in multiple trades at prices ranging from $19.00 – 19.40.
24 This transaction was executed in multiple trades at prices ranging from $19.78 – 20.00.
25 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
26 This transaction was executed in multiple trades at prices ranging from $19.85 – 20.00.